EXHIBIT 99.1



FOR IMMEDIATE RELEASE
---------------------

FOR:        MAF Bancorp, Inc.                   Westco Bancorp, Inc.
            55th Street & Holmes Avenue         2121 S. Mannheim Road
            Clarendon Hills, IL 60514           Westchester, IL 60154

CONTACTS:   Allen H. Koranda, Chairman          David C. Burba, Chairman
              and Chief Executive Officer         and President

            Jerry A. Weberling, EVP and         Richard A. Brechlin, EVP and
              Chief Financial Officer             Treasurer
            (630) 887-5999                      (708) 865-1100

            Michael  Janssen, SVP
            (630) 986-7544



                MAF BANCORP, INC. TO ACQUIRE WESTCO BANCORP, INC.


Clarendon Hills, Illinois, August 17, 1998 - MAF Bancorp, Inc. (NASDAQ:MAFB), has agreed to acquire Westco Bancorp, Inc. in an all-stock transaction valued at $84.3 million. In a joint release today, Allen Koranda, Chairman of the Board of MAF Bancorp, Inc. and David Burba, Chairman of the Board of Westco Bancorp, Inc. announced that their respective boards of directors have approved a definitive agreement under which Westco will merge with MAF. The merger agreement provides for a fixed exchange ratio pursuant to which each share of Westco common stock will be exchanged for 1.395 shares of MAF common stock. Based on the closing price of MAF common stock of $22.125 on August 14, 1998, the transaction has a current value of $30.86 per Westco share.

Concurrent with the execution of the definitive agreement, Westco has granted MAF an option to purchase an amount of shares equal to 19.9% of its outstanding common stock, giving effect to the option, which option is exercisable in certain circumstances. The transaction will be accounted for as a pooling of interests for financial accounting purposes and treated as a tax-free reorganization. The transaction, which is subject to regulatory approval and the approval of Westco shareholders, is currently expected to close in December 1998 or January 1999. In connection with the merger, Westco's bank subsidiary, First Federal Savings and Loan Association of Westchester, will be merged with Mid America Bank, a subsidiary of MAF.


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Allen Koranda, Chairman and Chief Executive Officer of MAF Bancorp, said, "This is an excellent in-market acquisition for MAF. It allows us to enhance our market share in western Cook County with a transaction that is consistent with our financial goals. With combined deposits of $365 million in the Westchester-LaGrange Park area, we will be the market share leader. It also improves our overall strong market share position in western Cook and DuPage Counties."

David Burba, Chairman of Westco, said, "We are excited about the opportunity to partner with MAF, a strong community-oriented bank which has a proven track record of delivering superior returns to shareholders. We believe the transaction will benefit customers through the offering of additional products and services, while providing employees with the opportunity to join a growing organization. Shareholders of Westco have enjoyed an excellent return on their investment over the past six years. As new investors in MAF, we believe they will continue to benefit from a company that is committed to enhancing shareholder value." Burba will join MAF as a director and serve as an executive vice president of MAF following the acquisition.

MAF expects to achieve significant cost savings following the integration of the two companies' respective operations. The data processing conversion is expected to be completed by mid-February 1999. Revenue enhancement opportunities were identified in the areas of deposit account and brokerage services fee income, redeployment of excess liquidity, deposit base repricing and moderate leveraging of the increased capital base. MAF expects the transaction to result in only nominal dilution to 1999 earnings per share and to be accretive to earnings per share thereafter. Additionally, the transaction is expected to be accretive to tangible book value per share, taking into account various merger-related expenses which are currently estimated at approximately $5.0 million, on an after-tax basis. This merger charge will be recorded in the quarter in which the transaction closes.

MAF and Westco also announced today that each company's board of directors has rescinded its previously announced stock repurchase program.

As of June 30, 1998, Westco Bancorp, Inc., through its wholly-owned subsidiary, First Federal Savings and Loan Association of Westchester, had approximately $320 million in assets, $260 million in deposits and $50 million in stockholders' equity. Westco operates one office and a drive-up facility in Westchester, IL. The common stock of Westco Bancorp, Inc. is traded on the Nasdaq Stock Market under the symbol WCBI.

MAF is the parent company of Mid America Bank, a federally chartered stock savings bank headquartered in Clarendon Hills, IL. At June 30, 1998 the company had assets of $3.6 billion, deposits of $2.4 billion and stockholders' equity of $280 million. The Bank operates a network of 23 retail banking offices primarily in Chicago and its western suburbs. The Company's common stock trades on the Nasdaq Stock Market under the symbol MAFB.


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                           Forward-Looking Information
                           ---------------------------

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934) which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) inability to realize cost savings from the merger to the full extent expected or within the expected time frame; (2) lower than expected revenues following the merger; (3) significant increases in competitive pressures among depository institutions; (4) higher than expected costs or difficulties related to the integration of the business of Westco; (5) changes in the interest rate environment that result in reduced interest rate margins; (6) deterioration of general economic conditions, either nationally or in the Company's market area; and (7) adoption of legislation or regulatory changes that adversely affect the business of the combined company.


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